UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 1, 2004

Date of report (Date of earliest event reported)

ENCORE MEDICAL CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26538	65-0572565
(Commission File Number)	(IRS Employer Identification No.)

9800 Metric Blvd., Austin, Texas	78758
(Address of Principal Executive Offices)	(Zip Code)

(512) 832-9500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 7. Financial Statements and Exhibits

(c) Exhibits.
99.1	Press Release dated March 1, 2004.

Item 9 – Regulation FD Disclosure (Item 12 – Results of Operations and Financial Condition)

On March 1, 2004, Encore Medical Corporation (the “Company”) issued a press release reporting its financial results for the quarter ended December 31, 2004. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is herby incorporated by reference.

In addition to being furnished pursuant to “Item 9. Regulation FD Disclosure” (“Item 9”) of Form 8-K, the information contained in this Form 8-K is being furnished pursuant to “Item 12. Results of Operations and Financial Condition,” under Item 9 of Form 8-K, as directed by the United States Securities and Exchange Commission in Release No. 34-47583.

The information in this Form 8-K and the Exhibit attached hereto shall be deemed “furnished” and not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE MEDICAL CORPORATION

Date: March 1, 2004	By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman
Executive Vice President – General Counsel

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE
Contact:	Harry L. Zimmerman, Executive Vice President
- General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

Euro RSCG Life NRP
Investors: Susan Noonan (212) 845-4258
Media: Brian Ritchie (212) 845-4269
news@eurorscg.com

ENCORE MEDICAL REPORTS RECORD REVENUE AND
OPERATING INCOME FOR FOURTH QUARTER
2003 SURGICAL DIVISION CONTINUES SIGNIFICANT DOMESTIC GROWTH TRENDS

March 1, 2004 Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today announced its results for the fourth quarter and twelve months ended December 31, 2003. In the fourth quarter of 2003 Encore generated record sales of $27.9 million, a 6 percent increase over the $26.2 million of sales in the fourth quarter of 2002. The Company exceeded its forecasted sales of between $105 and $108 million for the full twelve months of 2003 by reporting sales of $108.1 million, a 13 percent increase over the prior year. Encore met operating income forecasted projections of between $9 and $10 million for 2003 by recording $9.2 million for the year and $2.7 million for the fourth quarter. These amounts represent increases of 30 percent for the year and 21 percent for the fourth quarter compared to the same periods in 2002.

Net income for the fourth quarter was $2.0 million with diluted earnings per share of $0.05 compared to net income of $6,000 in the fourth quarter of 2002 and diluted earnings per share of $0.00. The completion of Encore’s secondary public offering in August 2003 provided the Company with the financial flexibility to execute early repayment of Encore’s outstanding debt. Thus, despite Encore’s outstanding performance in the fourth quarter, and the 30 percent increase in operating income for the year, the Company incurred a net loss of $2.5 million for 2003. The Company prepaid approximately $28 million of its outstanding debt with proceeds from the August secondary public offering and incurred a resulting early extinguishment of debt charge of approximately $7.7 million for prepayment penalties and unamortized warrant and debt issue costs (all but $650,000 of which were a non-cash expense). Excluding these one-time debt-related charges, the Company’s net income for the year ended December 31, 2003 would have been $3.0 million or $0.09 per share (based on diluted weighted average shares outstanding of approximately 32,071,000) compared to $6,000 and $0.00 per share in 2002. For a reconciliation of the adjusted net income calculations to the Company’s loss before income taxes refer to the computation of Adjusted Net Income attached hereto.

Gross margin as a percent of sales also improved, growing 0.6 percentage points from 50.1 percent in the fourth quarter of 2002 to 50.7 percent in the fourth quarter of 2003. The gross margin percentage for the year grew an impressive 1.6 percentage points from 48.2 percent in 2002 to 49.8 percent in 2003.

The Company completed two public offerings in 2003, which raised $43 million and $37.5 million in August and December, respectively. Of the net proceeds from these offerings, $38.5 million was used for debt reduction, with funds still available for working capital and other general corporate purposes, including potential acquisitions.

During 2003, Encore made several major technology advancements; the Company is now one of only three companies offering ceramic-on-ceramic acetabular hip implant technology in the U.S., with the pre-market approval from the U.S. Food and Drug Administration (FDA) for its Keramos™ ceramic-on-ceramic acetabular hip replacement. Other important products introduced included the Reverse® Shoulder Prosthesis for use in shoulder implants, and the Cyclone™ Anterior Cervical Plate used in cervical spine fusion.

“This has been an outstanding year for Encore,” commented Kenneth W. Davidson, Chairman and Chief Executive Officer. “Sales grew over ten percent and operating income growth of thirty percent was even greater than sales growth, indicating that we have been successful in controlling costs while increasing revenues. We have improved Encore’s overall liquidity and capital resources and ended the year virtually debt free and with cash in the bank. We were able to meet and beat our January 2003 guidance projections and believe the capital raised in 2003 positions us well for continued growth.”

The Company continues to increase its market penetration in domestic surgical sales as it continues to builds its United States sales force for reconstruction, trauma, and spinal products. In the Surgical Division, the Company had sales of $9.3 million for the fourth quarter and $35.5 million for the year ended December 31, 2003. Compared to the fourth quarter of 2002 and the prior year of 2002, Surgical Division sales increased 14 percent and 11 percent, respectively. Domestic Surgical Division sales for 2003 grew more than 7 percent to $29.8 million compared to $27.7 million in 2002, accompanied by a $1.6 million, or 38 percent, increase in international sales for this division during 2003 compared to 2002. The growth rate for domestic Surgical Division sales increased each quarter in 2003 compared to each comparable quarter in 2002: first quarter sales were flat compared to the first quarter of 2002, the second quarter 2003 sales increased 6 percent over the second quarter of 2002, the third quarter 2003 sales increased 9 percent and the fourth quarter 2003 sales increased 14 percent over the comparable periods in 2002. Gross margin as a percent of sales in the Surgical Division grew from 69.0 percent in 2002 to 70.0 percent in 2003.

The 2003 financial results include a full year of operations for Encore’s Chattanooga Group Division, which is a leading designer, manufacturer and distributor of rehabilitation products. The Chattanooga Group Division had sales of $57.5 million in 2003 compared to sales during the 2002 period of $46.1 million, representing a 25 percent increase for the division. The Chattanooga Group Division’s 2003 results represent a growth rate of approximately 10 percent compared to 2002 when the division had total revenue of $52.1 (including the six week period prior to the Company’s February 8, 2002 acquisition of The Chattanooga Group, Inc.). Including the pre-acquisition period of 2002, the Chattanooga Group Division’s domestic sales increased 8 percent for 2003 over 2002 while international sales increased 39 percent for 2003 over 2002. The Chattanooga Group Division’s gross margin as a percent of sales increased 1.1 percentage points from 40.5 percent in 2002 to 41.6 percent in 2003.

The Soft Goods Division reported total sales during 2003 of $15.0 million. During 2002, this Division reported total sales of $17.5 million, representing a decline of approximately 14 percent. The sales decrease is primarily a result of customers increasing inventory levels in 2002 and then reducing their inventory levels to more normalized levels during the beginning of 2003. Sales for the fourth quarter of $4.0 million, while basically flat compared to the third quarter of $4.1 million, remain significantly higher than the soft goods sales for the first and second quarters of 2003, which were $3.4 million and $3.5 million, respectively. The gross margin percentage for the Soft Goods Division improved significantly from 30.9 percent in 2002 to 33.3 percent in 2003.

“Each division has worked tirelessly this year to increase sales during the year, improve margins and reduce operating costs,” remarked Paul Chapman, President of Encore. “All three of our divisions have been successful in doing just that. We will continue our efforts to post sales and operating income growth by launching new products, expanding our sales force and controlling costs.”

Encore Medical Corporation designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants, a complete line of orthopedic soft goods, patient safety devices, and pressure care products. Through its Chattanooga Group Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. Encore is known for producing high quality, innovative products and continues to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com

***

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to continue to obtain long-term financing, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Financial Highlights
For the Quarter and Twelve Months Ended
(in thousands, except per share data)
(Unaudited)

	Quarter Ended				Twelve Months Ended
	12/31/03		12/31/02		12/31/03		12/31/02
	$	%	$	%	$	%	$	%
Sales	$ 27,886	100.0%	$ 26,190	100.0%	$ 108,059	100.0%	$ 95,491	100.0%
Cost of goods sold	13,735	49.3%	13,062	49.9%	54,287	50.2%	49,451	51.8%

Gross margin	14,151	50.7%	13,128	50.1%	53,772	49.8%	46,040	48.2%
Operating expenses
Research and development	1,212	4.4%	969	3.7%	5,022	4.6%	3,397	3.6%
Selling, general and administrative	10,234	36.7%	9,922	37.9%	39,535	36.6%	35,550	37.2%

Operating income	2,705	9.7%	2,237	8.5%	9,215	8.6%	7,093	7.4%
Interest income	62	0.2%	41	0.2%	142	0.1%	136	0.1%
Interest expense	(170)	(0.6%)	(2,017)	(7.7%)	(5,305)	(4.9%)	(7,212)	(7.5%)
Early extinguishment of debt	--	--	--	--	(7,674)	(7.1%)	--	--
Other income (expense), net	103	0.4%	91	0.3%	139	0.1%	301	0.3%

Income (loss) before income taxes	2,700	9.7%	352	1.3%	(3,483)	(3.2%)	318	0.3%
Provision (benefit) for income taxes	713	2.6%	346	1.3%	(966)	(0.9%)	312	0.3%

Net income (loss)	$ 1,987	7.1%	$ 6	0.0%	$ (2,517)	(2.3%)	$ 6	0.0%

Basic earnings (loss) per common share	$0.05		$0.00		$(0.12)		$0.00

Diluted earnings (loss) ; per common share	$0.05		$0.00		$(0.12)		$0.00

Basic weighted average number of shares outstanding	37,198		10,477		20,848		10,429

Diluted weighted average number of shares outstanding	40,539		26,222		20,848		26,477

The following table, which has been presented on a non-GAAP basis, has been provided to reconcile the Company’s net loss for the twelve-month period ended December 31, 2003 to adjusted net income. The adjusted net income excludes the impact of the expensing of prepayment penalties and unamortized warrant and debt issue costs associated with the early extinguishment of debt during the third quarter of 2003 (of which only $650,000 was cash). The adjusted net income has been included as it is deemed to provide meaningful information regarding the Company’s current period performance excluding the additional expense associated with the early debt extinguishment, which is a non-recurring transaction the Company consummated upon the closing of the $43 million offering of the Company’s common stock in August 2003. The following should be read in conjunction with the Company’s actual financial results presented above, which have been prepared in accordance with Generally Accepted Accounting Principles (GAAP).

Twelve Months
Reconciliation of Adjusted Net Income	Ended 12/31/03
Loss before income taxes, as reported	$(3,483)
Warrant expense, debt issues costs and prepayment penalties
expensed in connection with early payment of debt	7,674
Income before income taxes, as adjusted	4,191
Provision for income taxes	1,174
Net income, as adjusted	$ 3,017